FINANCIAL PRODUCTS FACT SHEET K1688	Filed pursuant to Rule 433 Registration Statement No. 333-238458-02

Market-Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the iShares® Global Clean Energy ETF due October 6, 2023

Fact Sheet to Pricing Supplement K1688 dated March 31, 2021

Summary of Terms		Investment Description
Issuer	Credit Suisse AG (“Credit Suisse”), acting through its London branch

•      Linked to the iShares® Global Clean Energy ETF

•      Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at stated maturity. Instead, the securities provide for a payment at stated maturity that may be greater than, equal to or less than the original offering price of the securities, depending on the performance of the Fund from its starting price to its ending price.
The payment at stated maturity will reflect the following terms:

o  If the ending price is greater than the starting price:

You will receive the original offering price plus 200% participation in the upside performance of the Fund, subject to a maximum return of 33% of the original offering price per security ($330). As a result of the maximum return, the maximum payment at stated maturity is $1,330

o  If the ending price is equal to or less than the starting price but equal to or greater than the threshold price:

You will be repaid the original offering price.

o  If the ending price is less than the threshold price:

You will receive less than the original offering price and will have 1-to-1 downside exposure to the decrease in the price of the Fund beyond the threshold price

•      Investors may lose up to 82.50% of the original offering price

•      All payments on the securities are subject to the credit risk of Credit Suisse; if Credit Suisse defaults on its obligations, you could lose some or all of your investment

•      No periodic interest payments or dividends

•      No exchange listing; designed to be held to maturity

Credit Suisse currently estimates the value of each $1,000 original offering price of the securities on the pricing date is $957 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our internal funding rate)). See “Investment Description” and “Selected Risk Considerations” in the accompanying pricing supplement.

Agent	Wells Fargo Securities, LLC
Term	Approximately two years and six months
Market Measure	iShares® Global Clean Energy ETF (the “Fund”)
Pricing Date	March 31, 2021
Issue Date	April 6, 2021
Original Offering Price	$1,000 per security
Maturity Payment at Stated Maturity	See “How the maturity payment is calculated” on page 4
Stated Maturity	October 6, 2023
Fund Closing Price	With respect to the Fund (or one unit of any other security for which a fund closing price must be determined) on any trading day, the product of (i) the closing price of one share of the Fund or such other security on such trading day and (ii) the adjustment factor applicable to the Fund on such trading day
Closing Price	With respect to a share of the Fund (or one unit of any other security for which a closing price must be determined) on any trading day, the price, at the scheduled weekday closing time, without regard to after hours or any other trading outside the regular trading session hours, of the share on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the share is listed or admitted to trading
Adjustment Factor	1.0, subject to adjustment in the event of certain events affecting the shares of the Fund
Starting Price	$24.30
Ending Price	The fund closing price on the calculation day
Maximum Return	33% of the original offering price per security ($330 per security)
Threshold Price	$20.0475, 82.50% of the starting price
Participation Rate	200%
Calculation Day	September 29, 2023
Calculation Agent	Credit Suisse International
Denominations	$1,000 and any integral multiple of $1,000
Fees	Wells Fargo Securities, LLC (“WFS”) will act as agent for the securities and will receive an agent discount of $29.75 per security. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession of $17.50 per security. Such securities dealers may include those using the trade name Wells Fargo Advisors (“WFA”). In addition to the concession allowed to WFA, WFS will pay $0.75 per security of the agent’s discount to WFA as a distribution expense fee for each security sold by WFA. In addition, Credit Suisse will pay a fee of $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
CUSIP	22552XDH3

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this fact sheet and “Selected Risk Considerations” in the accompanying pricing supplement.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Supplemental terms of the securities

For purposes of the securities offered by the accompanying pricing supplement, all references to each of the following terms used in the accompanying product supplement will be deemed to refer to the corresponding term used in such pricing supplement, as set forth in the table below:

Product Supplement Term	Pricing Supplement Term
Underlying	Fund
Trade date	Pricing date
Principal amount	Original offering price
Valuation date	Calculation day
Maturity date	Stated maturity
Closing level	Fund closing price
Initial level	Starting price
Final level	Ending price
Knock-in level	Threshold price

How the maturity payment is calculated

The maturity payment payable at stated maturity will be determined as follows:

•	If the ending price is greater than the starting price, the maturity payment will be equal to $1,000 plus the lesser of:

(i)

(ii)	the maximum return

•	If the ending price is less than or equal to the starting price, but greater than or equal to the threshold price, the maturity payment will be equal to $1,000

•	If the ending price is less than the threshold price, the maturity payment will be equal to $1,000 minus

If the ending price is less than the threshold price, you will receive less than the original offering price of your securities at stated maturity, and you may lose 82.50% of your investment.

Hypothetical Payout Profile

The following profile is based on a maximum return of 33% or $330 per security, a participation rate of 200% and a threshold price equal to 82.50% of the starting price. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending price and whether you hold your securities to stated maturity.

Hypothetical Returns

Hypothetical percentage change from the starting price to the hypothetical ending price	Hypothetical maturity payment payable at stated maturity per security	Hypothetical rate of return
75.00%	$1,330	33.00%
50.00%	$1,330	33.00%
40.00%	$1,330	33.00%
30.00%	$1,330	33.00%
20.00%	$1,330	33.00%
16.50%	$1,330	33.00%
10.00%	$1,200	20.00%
5.00%	$1,100	10.00%
0.00%	$1,000	0.00%
-5.00%	$1,000	0.00%
-10.00%	$1,000	0.00%
-17.50%	$1,000	0.00%
-18.50%	$990	-1.00%
-20.00%	$975	-2.50%
-30.00%	$875	-12.50%
-40.00%	$775	-22.50%
-50.00%	$675	-32.50%
-75.00%	$425	-57.50%
-100.00%	$175	-82.50%

Each security has an original offering price of $1,000.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you will receive at stated maturity and the resulting rates of return will depend on the actual ending price.

Selected Risk Considerations

The risk factors listed below are discussed in detail in the “Selected Risk Considerations” section in the accompanying pricing supplement. Please review those risk disclosures carefully.

Risks Relating to the Securities Generally

•	You May Receive Less Than The Original Offering Price Of Your Securities At Stated Maturity.

•	Regardless Of The Amount Of Any Payment You Receive On The Securities, Your Actual Yield May Be Different In Real Value Terms.

•	The Potential Return On The Securities Is Limited To The Maximum Return.

•	No Periodic Interest Will Be Paid On The Securities.

•	Stated Maturity May Be Postponed If The Calculation Day Is Postponed.

•	The Probability That The Ending Price Will Be Less Than The Threshold Price Will Depend On The Volatility Of The Fund.

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

Risks Relating to the Fund

•	Historical Performance Of The Fund Is Not Indicative Of Future Performance.

•	We Cannot Control The Actions Of Any Issuers Whose Equity Securities Are Included In Or Held By The Fund.

•	Although shares of the Fund are listed for trading on a national securities exchange and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market.

•	The Performance And Market Value Of The Fund, Particularly During Periods Of Market Volatility, May Not Correlate To The Performance Of The Tracked Index.

•	The Fund And The Tracked Index Are Exposed To The Political And Economic Risks Of An Emerging Market Country.

•	Because Some Of The Prices Of The Equity Securities Included In The Fund Are Converted Into U.S. Dollars For Purposes Of Calculating The Fund Closing Price Of The Fund, Investors Will Be Exposed To Currency Exchange Rate Risk With Respect To Each Of The Currencies In Which The Equity Securities Included In The Fund Trade.

•	Risks Associated With Investments In Securities Linked To The Performance of Foreign Equity Securities.

•	The Stocks Included In The Fund Are Concentrated In One Particular Sector.

•	No Ownership Rights Relating To The Fund.

•	No Dividend Payments Or Voting Rights.

•	Anti-Dilution Protection Is Limited.

Risks Relating to the Issuer

•	The Securities Are Subject To The Credit Risk Of Credit Suisse.

•	Credit Suisse Is Subject To Swiss Regulation.

Risks Relating to Conflicts of Interest

•	Hedging And Trading Activity Could Adversely Affect Our Payment To You At Stated Maturity.

•	Our Economic Interests Are Potentially Adverse To Your Interests.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

•	Unpredictable Economic And Market Factors Will Affect The Value Of The Securities.

•	The Estimated Value Of The Securities On The Pricing Date Is Less Than The Original Offering Price.

•	If On The Pricing Date The Internal Funding Rate We Use In Structuring Notes Such As These Securities Is Lower Than The Interest Rate That Is Reflected In The Yield On Our Conventional Debt Securities Of Similar Maturity In The Secondary Market (Our “Secondary Market Credit Spreads”), We Expect That The Economic Terms Of The Securities Will Generally Be Less Favorable To You Than They Would Have Been If Our Secondary Market Credit Spread Had Been Used In Structuring The Securities.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Credit Suisse Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Securities Will Not Be Listed On Any Securities Exchange And A Trading Market For The Securities May Not Develop.

Additional Information

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including pricing supplement, product supplement, prospectus supplement and prospectus)

with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Pricing Supplement dated March 31, 2021, Product Supplement No. I–C dated June 18, 2020, Prospectus Supplement and Prospectus dated June 18, 2020, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. If the terms described in the applicable pricing supplement are inconsistent with those described herein, the terms described in the applicable pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the pricing supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1-800-221-1037.

This fact sheet is a general description of the terms of the offering. Please see the full description in the applicable pricing supplement:

https://www.sec.gov/Archives/edgar/data/1053092/000095010321005108/dp148963_424b2-k1688.htm

You may access the product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the pricing supplement.

Not appropriate for all investors

Investment appropriateness must be determined individually for each investor. The securities described herein are not an appropriate investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the original offering price per security. Credit Suisse, WFS and their affiliates are not obligated to purchase the securities from you at any time prior to maturity.

Not a research report

This material is not a product of Credit Suisse’s research department.

Consult your tax advisor

Investors should review carefully the accompanying pricing supplement, product supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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